VIZACOM
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  Media and Investor Contact:
  Wayne Zabel
  wzabel@vizacom.com
  201-928-1001 x15


  FOR IMMEDIATE RELEASE



                  VIZACOMINC. COMPLETES ACQUISITION OF SYSTEMS
                           INTEGRATOR PWR SYSTEMS INC.

                      ACQUISITION ADDS ADDITIONAL OFFERINGS
                       TO VIZACOM'S INTERACTIVE SOLUTIONS;
               VIZACOM TO ANNOUNCE 1999 RESULTS BY APRIL 14, 2000

  Teaneck,  New  Jersey  -  March  29,  2000  Vizacom  Inc.  (NASDAQ:  VIZY),  a
  multinational interactive services provider, today announced that it has completed the acquisition of PWR Systems, a privately-held, Long Island New York-based interactive integrator, adding Internet-, intranet- and extranet-enabling systems and network integration services to Vizacom's interactive solutions program. PWR Systems currently generates over $15 million in annual revenue. PWR was most recently cited by Deloitte & Touche as one of the 500 fastest growing firms in the United States in 1999.

  "The acquisition of PWR is a vital and significant step forward in the growth of Vizacom's interactive services business," said Mark E. Leininger, President and CEO of Vizacom Inc. "It broadens and adds depth to the Company's e-services competencies, adds new services to our menu of offerings, and brings an established contact list of Fortune 500 clients we may tap to offer additional interactive solutions."

  The Company intends to announce its 1999 year end results in the first half of April 2000. Due to the significance of the PWR Systems acquisition and the Company's other recent acquisitions of Renaissance Multimedia and Junction 15 Limited announced earlier this year, the Company intends to file financial statements of these acquired entities and pro forma financial information to include the operations, assets and liabilities of these acquired entities in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999. In order to properly disclose its current operations and business plans in light of these three

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  recent  acquisitions  and  its  recent  financing activities,  as well as   to
  properly  report  on its  operations  for  the 1999   fiscal year, the Company
  anticipates making a notification on Form 12b-25 and filing its 1999 Form 10-KSB no later than April 14, 2000.

  PWR Systems was acquired in a cash and stock transaction. PWR Systems founders David Salav and Vincent DiSpigno will remain PWR Systems' President and CEO, respectively, and will join Vizacom Inc.'s Board of Directors, as well as become Vice Presidents of Vizacom Inc., under three-year employment contracts. The acquisition of PWR Systems was subject to the Company's closing of $5 million in financing, which the Company completed this month.

  "We believe that access to Vizacom's resources will allow us to replicate the business model PWR Systems has established in the New York and Boston areas on a national scale," said David Salav, President of PWR Systems, "We also expect that it will add considerable breadth to our offerings to attract and retain the most desirable client base possible."

  About PWR Systems
  Founded in 1990, PWR Systems (www.pwrsystems.com) specializes in providing complete and interactive solutions to its clients' Internet, Intranet, extranet  and  network  technology  enabling  requirements.  Services  include systems analysis and design, value-added software and hardware product purchase and integration, systems and network implementation, and long-term maintenance. The company, whose major clients include True North Communications, Young & Rubicam, American Lawyer Media, HBO, and Sony Music, has been cited for its growth potential by important industry leaders, including Sm@rt Reseller Magazine, Inc. 500 Magazine, and Deloitte & Touche. PWR Systems is headquartered in Bohemia, New York, and has offices in New York City, and Boston, Massachusetts.

  About Vizacom Inc.
  Vizacom Inc. (NASDAQ: VIZY), www.vizacom.com, provides interactive solutions that strive to fulfill the development, technology and marketing requirements of today's leading-edge Internet businesses. Our solutions include multilingual Web-enabled customer-service call centers, interactive digital design and marketing services, systems integration and order warehousing and fulfillment. As part of its roll-up strategy, Vizacom Inc. recently acquired Renaissance Multimedia, a digital design company headquartered in New York City's Silicon Alley, Junction 15 Ltd., a London-based digital design company, and Long Island New York-based interactive systems integrator PWR Systems. Additionally, Vizacom Inc. operates the Internet commerce network VisualCities.com, and publishes the award-winning Harvard Graphics and Serif graphics software products. Founded in 1992, Vizacom Inc. is headquartered in New Jersey, U.S., and has offices in the U.S. and Europe.

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  Safe Harbor Statement
  Except for historical information, the matters set forth herein which are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the market acceptance and amount of sales of the Company's products and services, the success of the Company's expansion into Internet service offerings and other Internet programs such as Web site design, Web-enabled customer service, systems integration and other e-commerce services, the Company's ability to integrate the operations of its businesses, the extent that the Company's direct marketing operations achieve satisfactory response rates, the ability of the Company to obtain sufficient supplies of marketable products and services, the competitive environment within the Company's industries, the Company's ability to raise additional capital, the Company's ability to develop, acquire or license marketable products, services and successful businesses, and the extent that the Company is able to generate e-commerce revenues from, build membership in, and implement technological enhancements to, its VisualCities.com Internet commerce network. Investors are directed to consider other risks and uncertainties as discussed in documents filed by the Company with the SEC.


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